APPENDIX A
to the DISTRIBUTION AGREEMENT
Dated May 26, 2015 between PACER FUNDS TRUST
and
PACER FINANCIAL, INC.

As Amended June 22, 2020

LIST OF PORTFOLIOS

Pacer Trendpilot® US Large Cap ETF	Pacer Military Times Best for Vets℠ Equity ETF
Pacer Trendpilot® US Mid Cap ETF	Pacer CFRA-Stovall Seasonal Rotation Equal Weight Index ETF
Pacer Trendpilot® 100 ETF	Pacer CFRA-Stovall Seasonal Rotation Global Index ETF
Pacer Trendpilot® European Index ETF	Pacer Trendpilot® International ETF
Pacer Autopilot Hedged European Index ETF	Pacer Trendpilot® Fund of Funds ETF
Pacer US Export Leaders ETF	Pacer US Cash Cows Growth ETF
Pacer International Export Leaders ETF	Pacer Cash Cows Fund of Funds ETF
Pacer Global Cash Cows Dividend ETF	Pacer Emerging Markets Cash Cows 100 ETF
Pacer US Cash Cows 100 ETF	Pacer Trendpilot Bond ETF
Pacer Developed Markets International Cash Cows 100 ETF	Pacer American Energy Independence ETF
Pacer US Small Cap Cash Cows 100 ETF	Pacer CSOP FTSE China A50 ETF
Pacer WealthShield ETF	Pacer Lunt Large Cap Alternator ETF
Pacer Benchmark Hotel & Lodging Real Estate SCTR℠ ETF	Pacer Lunt MidCap Multi-Factor Alternator ETF
Pacer Benchmark Apartments & Residential Real Estate SCTR℠ ETF	Pacer Lunt Large Cap Multi-Factor Alternator ETF
Pacer Benchmark Healthcare Real Estate SCTR℠ ETF	Pacer BioThreat ETF
Pacer Benchmark Industrial Real Estate SCTR℠ ETF	Pacer Salt High truBeta US Market ETF
Pacer Benchmark Data & Infrastructure Real Estate SCTR℠ ETF	Pacer Salt Low truBeta US Market ETF

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date set forth above.

PACER FUNDS TRUST	PACER FINANCIAL, INC.
By: /s/ Joe M. Thomson	By: /s/ Joe M. Thomson
Name: Joe M. Thomson	Name: Joe M. Thomson
Title: President and Chairman	Title: President